EXHIBIT 5.1

August 18, 2014

Consumers Energy Company

One Energy Plaza

Jackson, MI 49201

RE:               Consumers Energy Company

$250,000,000 3.125% First Mortgage Bonds Due 2024 (the “2024 Bonds”)

$250,000,000 4.35% First Mortgage Bonds Due 2064 (the “2064 Bonds”)

Ladies and Gentlemen:

I am the Assistant General Counsel of Consumers Energy Company, a Michigan corporation (the “Company”). I address this opinion to you with respect to the issuance and sale of $250,000,000 aggregate principal amount of the Company’s 2024 Bonds and $250,000,000 aggregate principal amount of the Company’s 2064 Bonds (collectively, the “Bonds”) issued under the Indenture dated as of September 1, 1945 between the Company and The Bank of New York Mellon, as Trustee (the “Trustee”), as amended and supplemented by certain supplemental indentures thereto including the 124th Supplemental Indenture dated as of August 18, 2014 relating to the Bonds. The Company issued and sold the Bonds pursuant to an effective shelf Registration Statement on Form S-3 (No 333-195496-01) (the “Registration Statement”), a Preliminary Prospectus Supplement dated August 11, 2014 to a Prospectus dated April 25, 2014, an Issuer Free Writing Prospectus that included the final terms of the transaction and a Final Prospectus Supplement dated August 11, 2014 to a Prospectus dated April 25, 2014.

In rendering the opinions expressed below, I, or attorneys acting under my supervision, have examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of governmental officials and corporate officers and such other papers and evidence, as I have deemed relevant and necessary as a basis for such opinions. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, and the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for examination. I have further assumed without investigation that each document submitted to me for review and relied upon for this opinion is accurate and complete as of the date given to the date hereof.

One Energy Plaza • Jackson, MI 49201-2357 • Tel 517 788-0305 • Fax 517 788-0768

On the basis of such review, I am of the opinion that the Bonds have been legally issued by the Company and constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, fraudulent conveyance and other laws of general applicability affecting creditors’ rights generally or by general principles of equity (regardless of whether considered in a proceeding at law or in equity).

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on August 18, 2014 which is incorporated by reference in the Registration Statement.

Very truly yours,

/s/ Shelley J. Ruckman

Shelley J. Ruckman